EXHIBIT 5.1
June 19, 2007

(310) 552-8500 (310) 551-8741	C 94024-00739
Virco Mfg. Corporation
2027 Harpers Way
Torrance, CA 90501
     Re:    Registration Statement on Form S-8 of Virco Mfg. Corporation
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Virco Mfg. Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, subject to issuance by the Company upon exercise of awards granted under its 2007 Stock Incentive Plan (the “2007 Plan”).
     We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued in accordance with the terms of the 2007 Plan, will be validly issued, fully paid and non-assessable.
     We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purpose of our opinions set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the “DGCL”) as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the DGCL, as it presently exists and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

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